Exhibit 10.1

AMENDMENT TO STOCK OPTION AGREEMENTS

This AMENDMENT TO STOCK OPTION AGREEMENTS (this “Amendment”), dated as of February 14, 2008, is entered into by and between AMERICAN LAND LEASE, INC., a Delaware corporation (the “Company”), and                              (“Employee”), and amends the Incentive Stock Option Agreements, dated as of                     ,             ,                     ,             ,                     ,              and                     ,             , entered into by the Company and Employee (the “Stock Option Agreements”). Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings set forth in the Stock Option Agreements or, if not defined therein, the Company’s 1998 Stock Incentive Plan, as amended (the “Plan”).

Background

A. On each of                     ,             ,                     ,             ,                     ,             , and                     ,             , the Company and Employee entered into the Stock Option Agreements.

B. Company and Employee wish to amend the terms of the Stock Option Agreements in the manner set forth herein.

C. Pursuant to the Option Agreements and the Plan, such amendment must be set forth in a written agreement among the Company and Employee.

Operative Terms

The Company and employee hereby agree as follows:

1. Amendments of Stock Option Agreements.

(a) Section 4(b) of the Stock Option Agreements is hereby amended by adding new subsection (iii) thereto, which shall read in its entirety as follows:

“(iii) through a net exercise of the Option whereby the Employee instructs the Company to withhold that number of Option Shares having a Fair Market Value equal to the aggregate Exercise Price of the Option Shares for which the Option is being exercised and deliver to the Employee the remainder of the shares subject to exercise. Solely for purposes of this subsection, Fair Market Value shall mean the trailing five (5) trading-day volume weighted average price of the Company’s Common Stock on the New York Stock Exchange “

(b) Section 4(b)(ii) of the Stock Option Agreements is hereby amended by deleting the period at the end thereof and replacing it with” “, or”.

Exhibit 10.1

2. No Other Amendments. Except as expressly amended hereby, the provisions of the Stock Option Agreements are and will remain in full force and effect and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the Company and Employee under the Stock Option Agreements.

3. Counterparts. This Amendment may be executed in counterparts, each of which when signed by the Company or Employee will be deemed an original and all of which together will be deemed the same agreement.

4. Plan Controls. This Amendment and the Agreements are made under and subject to the provisions of the Plan. In the event of any conflict between the provisions of this Amendment or the Agreements as amended hereby, the provisions of the Plan shall govern.

5. Entire Agreement. This Amendment and the Agreements and the Plan contain the entire understanding and agreement of the Company and Employee concerning the subject matter hereof, and collectively supersede any other agreement or understandings, written or oral, between the parties with respect thereto.

6. Governing Law. This Amendment and the rights of all persons claiming hereunder will be construed and determined in accordance with the laws of the State of Florida without giving effect to the conflict of law principles thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AMERICAN LAND LEASE, INC.

By:
Name:
Title:
Address:	29399 U.S. Hwy 19 North, Suite 320
Clearwater, FL 33761

EMPLOYEE:

Name:
Address: